CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-148253, No. 333-151678 and No. 333-151985) and the Registration Statements on Form S-8 (No. 333-137747, No. 333-153649, No. 333-153650 and No. 333-205218) of CBAK Energy Technology, Inc. (the “Company”) of our report dated April 17, 2018, relating to the Company's consolidated financial statements (which report expresses an unqualified opinion with an emphasis paragraph on the substantial doubt about the Company's ability to continue as a going concern), which appears in this Annual Report on Form 10-K.

/s/ Centurion ZD CPA Limited

Centurion ZD CPA Limited
Hong Kong, China
April 17, 2018